Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Pacific Biosciences of California, Inc. for the registration of 13,407,337 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 2021, with respect to the consolidated financial statements of Pacific Biosciences of California, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
September 20, 2021